EXHIBIT 4.1
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     FIRST AMENDMENT TO
     GOLD RESERVE CORPORATION 1985 STOCK OPTION PLAN

     1.  The Plan is amended effective February 4, 1999 by adding a new
         Section 12 to the end thereof to read as follows:

         12.  Adjustment In Capitalization.

              (a) In the event of a Change in Capitalization (as defined in paragraph (d) below), the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Common Shares or other securities with respect to which options may be granted under the Plan; (ii) the number and class of Common Shares or other securities which are subject to outstanding options granted under the Plan, and the purchase price therefor, and (iii) the maximum number of Common Shares or other securities with respect to which options may be granted during the term of the Plan.

              (b) Any such adjustment in the Common Shares or other securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such a manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

              (c) If, by reason of a Change in Capitalization, an optionee shall be entitled to exercise an option with respect to new, additional or different Common Shares or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Common Shares subject to the option, as the case may be, prior to such Change in Capitalization.

              (d) "Change in Capitalization" means any increase or reduction in the number of Common Shares, or any change (including, but not limited to, a change in value) in the Common Shares or exchange or conversion of Common Shares for a different number or kind of shares or other securities of the Company or any other corporation or other entity, including Gold Reserve Inc., a Yukon corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issue of warrants, rights or debentures, change in the exercise price or conversion
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                   price under any warrants, rights or debenture as a
                   result of any event, stock dividend, stock split or reverse stock split, extraordinary dividend, property dividend, combination or exchange of shares or otherwise.
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